Exhibit 99.1

LUDUSON G INC. ANNOUNCES CEO TRANSITION

Hong Kong – May 28, 2025 – Luduson G Inc. (OTC: LDSN) today announced the appointment of Mr. Sim Chun Fong as Chief Executive Officer, effective May 23, 2025. Mr. Sim succeeds outgoing CEO Mr. Man Fai Cheng, who will continue to serve the Company in an advisory capacity.

Mr. Ho Chi Wan, Chairman of the Board, commented: "We welcome Mr. Sim's leadership as we enter this new phase of growth. The Board also expresses its sincere gratitude to Mr. Cheng for his dedicated service during his tenure as CEO."

About Luduson G Inc.
We principally engage in the business of building and fostering relationships between leading influencers and brands. The Group focuses on identifying and partnering with top influencers across a range of industries and social media platforms, through partnering with movie studios and online ecosystems and production companies to promote their films through our influencer network, with the aim of eventually producing such movies in-house. Other businesses of the Group include influencer management, commercial film production, and online ecosystem development. Overall, the Group provides a unified entertainment universe for China market, Asia market, and all overseas Chinese around the world.

For further information, please contact:
Investor Relations
Luduson G Inc.
Phone: +852 2824 8560
Email: ir@ludusong.com

Disclaimers:
This news release contains forward-looking statements subject to risks and uncertainties. Actual results may differ materially from expectations. The Company disclaims any obligation to update these statements. This release does not constitute an offer to sell securities. Investors should review the Company's disclosures at www.otcmarkets.com. No regulatory authority has approved or disapproved this information.